Exhibit 99.1
PLAYSTUDIOS, INC. ANNOUNCES FIRST QUARTER RESULTS
First Quarter Revenue of $80.1 million and Net loss of $2.6 million
AEBITDA of $17.8 million, AEBITDA Margins up 930bps from year ago levels
Las Vegas, Nevada – May 9, 2023 – PLAYSTUDIOS, Inc. (NASDAQ: MYPS) (“PLAYSTUDIOS” or the “Company”), the developer of the playAWARDS loyalty platform and an award-winning developer of free-to-play mobile and social games, today announced financial results for the first quarter ended March 31, 2023.
First Quarter Financial Highlights
•Revenue was $80.1 million during the first quarter of 2023, compared to $70.5 million during the first quarter of 2022.
•Net loss was $2.6 million during the first quarter of 2023, compared to net loss of $25.2 million during the first quarter of 2022.
•AEBITDA, a non-GAAP financial measure defined below, was $17.8 million during the first quarter of 2023, compared to $9.1 million during the first quarter of 2022.

Andrew Pascal, Chairman and Chief Executive Officer of PLAYSTUDIOS, commented, “Our momentum exiting 2022 continued as we posted another terrific quarter. Revenue and AEBITDA exceeded year ago and fourth quarter results, continuing to validate our unique strategy and focus on execution. We’ve accomplished this despite numerous industry and economic headwinds that continue to make operating conditions challenging.”
He added “Of particular note this quarter were our AEBITDA margins which grew 930bps from year ago levels and 700bps from just last quarter. Our margins have been steadily increasing since 2022 and are approaching those of our peers. Reaching these levels is a goal of ours and something we believe can be achieved. I’m particularly encouraged by our progress with our growth portfolio, which includes Tetris, myVEGAS Bingo, MGM Slots Live, and the Brainium suite. Led by Tetris, these products are evolving and gaining footholds with players and partners alike. Our established businesses are also performing as expected. The transition of myKONAMI and myVEGAS Slots to our Tel Aviv studio is progressing smoothly and there are numerous enhancements planned for both games. The implementation and impact of these changes will take time, but I’m hopeful we’ll start seeing the benefits towards year end. The transition of the games was part of our corporate restructuring plan announced last quarter. As a reminder, this plan also included the creation of two distinct operating divisions - playGAMES and playAWARDS - along with a reduction in our overall headcount. Though we are still early in the cycle of these changes, I believe they position us for improved performance in the coming quarters.
Pascal further noted, “playAWARDS continued to expand its reach with its initial integration into Tetris late this quarter. We remain on track to fully incorporate the playAWARDS loyalty platform into our entire collection of casual games by year end. Attaching our loyalty model to Tetris and the Brainium portfolio will nearly triple its DAU reach and, we believe, demonstrate the “loyalty lift” that can be achieved in any category of gaming.”
He concluded “Given the recent momentum, we are raising our revenue and AEBITDA guidance for the year. We now estimate we will generate revenue of $305 to $325 million and AEBITDA of $50 to $60 million. At the midpoint, this would suggest year over year revenue growth and AEBITDA growth of 9% and 44%, respectively. It also suggests an AEBITDA margin of 17.5% at the midpoint, 430 basis points higher than 2022 figures. We have continued to buy stock under our previously announced share repurchase program and continue to search for compelling M&A opportunities.”.

Recent Business Highlights
•Successfully launched and implemented our corporate reorganization plan that included the creation of two distinct operating divisions (playGAMES and playAWARDS), movement of myKONAMI and myVEGAS Slots to our Tel Aviv studio, and a significant reduction in the overall levels of our global personnel.
•Launched playAWARDS on Tetris. The March 31, 2023 introduction coincides with the release of the Tetris Movie on Apple TV. We have seen an increase in organic traffic to Tetris since the launch and remain excited about the game’s momentum. We continue to work towards a full rollout of playAWARDS across our entire casual games portfolio.

•Continued to repurchase stock in the open market. As of May 8, 2023, we had repurchased an aggregate of 3,764,938 shares of our Class A common stock at an average price of $4.17 per share under our $50 million share repurchase authorization and had approximately $34.3 million remaining capacity.

•playAWARDS relaunched its partnership with Norwegian Cruise Line and expanded its relationship with Gateway Casinos in the quarter. At quarter end, playAWARDS had over 100 rewards partners with players making purchases of over $27 million in retail value.

Outlook
The Company is increasing its full-year 2023 revenue to be in the range of $305 million to $325 million. This compares to previous guidance of $300 million to $320 million. In addition, full-year AEBITDA is now expected to be in the range of $50 million to $60 million. This compares to previous guidance of $47.5 million to $52.5 million.
We have not provided the most directly comparable GAAP measure for our AEBITDA outlook because certain items that are part of the projected non-GAAP financial measure are outside of our control or cannot be reasonably estimated without unreasonable effort.
Conference Call Details
PLAYSTUDIOS will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session.
The call will be accessible via the Internet through https://ir.playstudios.com or by calling (866) 405-1203 for domestic callers and (201) 689-8432 for international callers.
A replay of the call will be archived at https://ir.playstudios.com.
About PLAYSTUDIOS, Inc.
PLAYSTUDIOS (Nasdaq: MYPS) creator of the groundbreaking playAWARDS loyalty platform is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, Pop! Slots, myVEGAS Slots, myVEGAS Blackjack, myKONAMI Slots, myVEGAS Bingo, MGM Slots Live, Solitaire, Spider Solitaire and Sudoku. The playAWARDS loyalty platform enables players to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Wolfgang Puck, Norwegian Cruise Line, Resorts World, IHG, Bowlero, Gray Line Tours, and Hippodrome Casino among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit playstudios.com.
Performance Indicators
We manage our business by regularly reviewing several key operating metrics to track historical performance, identify trends in player activity, and set strategic goals for the future. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers’ policies, seasonality, player connectivity, and the addition of new content to games. We believe these measures are useful to investors for the same reasons. The key performance indicators may differ from similarly titled measures presented by other companies. For more information on our key performance indicators, please refer to the definitions below and the “Supplemental Data—Key Performance Indicators” section of this press release.
Daily Active Users (“DAU”): DAU is defined as the number of individuals who played a game on a particular day. We track DAU by the player ID, which is assigned for each game installed by an individual. As such, an individual who plays two different PLAYSTUDIOS games on the same day is counted as two DAU while an individual who plays the same PLAYSTUDIOS game on two different devices is counted as one DAU. Brainium tracks DAU by app instance ID, which is assigned to each installation of a game on a particular device. As such, an individual who plays two different Brainium games on the same day is counted as two DAU while an individual who plays the same game on two different devices is counted as two DAU. The term “Average DAU” is defined as the average of the DAU, determined as described above, for each day during the period presented. We use DAU and Average DAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a daily basis.

Monthly Active Users (“MAU”): MAU is defined as the number of individuals who played a game in a particular month. As with DAU, an individual who plays two different PLAYSTUDIOS games in the same month is counted as two MAU while an individual who plays the same game on two different devices is counted as one MAU, and an individual who plays two different Brainium games on the same day is counted as two MAU while an individual who plays the same game on two different devices is counted as two MAU. The term “Average MAU” is defined as as the average of the MAU, determined as described above, for each calendar month during the period presented. We use MAU and Average MAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a monthly basis.
Daily Paying Users (“DPU”): DPU is defined as the number of individuals who made a purchase in a mobile game during a particular day. As with DAU and MAU, we track DPU based on account activity. As such, an individual who makes a purchase on two different games in a particular day is counted as two DPU while an individual who makes purchases in the same game on two different devices is counted as one DPU. The term “Average DPU” is defined as the average of the DPU, determined as described above, for each day during the period presented. We use DPU and Average DPU to help us understand the size of our active player base that makes in-game purchases. This focus directs our strategic goals in setting player acquisition and pricing strategy.
Daily Payer Conversion: Daily Payer Conversion is defined as DPU as a percentage of DAU on a particular day. Daily Player Conversion is also sometimes referred to as “Percentage of Paying Users” or “PPU”. The term “Average Daily Payer Conversion” is defined as the Average DPU divided by the Average DAU for a given period. We use Daily Payer Conversion and Average Daily Payer Conversion to help us understand the monetization of our active players.
Average Daily Revenue Per DAU (“ARPDAU”): ARPDAU is defined for a given period as the average daily revenue per Average DAU, and is calculated as game and advertising revenue for the period, divided by the number of days in the period, divided by the Average DAU during the period. We use ARPDAU as a measure of overall monetization of our active players.
playAWARDS Platform Metrics
Available Rewards: Available Rewards is defined as the monthly average number of unique rewards available in our applications’ rewards stores. A reward appearing in more than one application’s reward store is counted only once. A reward is counted only once irrespective of the inventory available through that reward. For example, one reward for a free night in a hotel room with ten rooms available for such free night is counted as one reward. Available Rewards only include real-world partner rewards and exclude PLAYSTUDIOS digital rewards. We use Available Rewards as a measure of the value and potential impact of the program for an interested player. It is assumed that the greater the variety and breadth of rewards offered, the more likely players will be to ascribe value to the program.
Purchases: Purchases is defined as the total number of rewards purchased for the period identified in which a player exchanges loyalty points for a reward. Purchases are not adjusted for refunds. Purchases only include purchases of real-world partner rewards and exclude any PLAYSTUDIOS digital rewards. The Company does not receive any compensation or revenue from Purchases. We use Purchases as a measure of audience interest and engagement with our playAWARDS platform.
Retail Value of Purchases: Retail Value of Purchases is defined as the cumulative retail value of all rewards listed as Purchases for the period identified. The retail value of each reward listed as Purchases is the retail value as determined by the partner upon creation of the reward. In the case where the retail value of a reward adjusts depending on time of redemption, the average retail value is used. Retail Value of Purchases only include the retail value of real-world partner rewards and exclude the cost of any PLAYSTUDIOS branded merchandise. We use Retail Value of Purchases to help us understand the real-world value of the rewards that are purchased by our players.
Non-GAAP Financial Measures
To provide investors with information in addition to results as determined by GAAP, the Company discloses Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“AEBITDA”) as a non-GAAP measure that management believes provides useful information to investors. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income or any other operating performance measure calculated in accordance with GAAP.
We define AEBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring and related costs (consisting primarily of severance and other restructuring related costs), stock-based compensation expense, and other income and expense items (including special infrequent items, foreign currency gains and losses, and other non-cash items). We also present AEBITDA margin, a non-GAAP measure, which we calculate as AEBITDA as a percentage of net revenue.
We believe that the presentation of AEBITDA provides useful information to investors regarding the Company’s results of operations because the measure assists both investors and management in analyzing and benchmarking the performance and value of our business. AEBITDA provides an indicator of performance that is not affected by fluctuations in certain costs or other items. Accordingly, management believes that this measure is useful for comparing general operating performance from period to period, and management relies on this measure for planning and forecasting of future periods. Additionally, this measure allows management to compare results with those of other companies that have different financing and capital structures. However, other companies may define AEBITDA differently, and as a result, our measure of AEBITDA may not be directly comparable to that of other companies. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Reconciliation of Net Income (Loss) to AEBITDA” section of this press release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating performance (including statements regarding outlook or guidance), our liquidity and capital resources, the development and release plans of our games, our plans to commercialize the playAWARDS platform as a stand-alone service for use by third parties, our increased capacity and use of personnel in European and Asian studios, and our mergers and acquisition strategy (including our acquisition of Brainium and its expected impact and financial performance), all of which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “goal,” “work towards,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology that conveys uncertainty of future events or outcomes. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from statements made in this press release, including our ability to develop and publish our games; risks related to defects, errors, or vulnerabilities in our games and IT infrastructure; our ability to attract new, and retain existing, players of our games; the failure to timely develop and achieve market acceptance of new games and maintain the popularity of our existing games; rapidly evolving technological developments in the gaming market; competition in the industry in which we operate; our financial performance; our ability to execute merger and acquisition transactions; legal and regulatory developments; and general market, political, economic and business conditions. Other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2023, and in other filings we make with the SEC from time to time. All information provided in this release is based on information available to us as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe are reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are inherently uncertain. We undertake no duty to update this information unless required by law.
SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS

Investor Relations
Samir Jain, CFA
samir.jain@playstudios.com
(917) 224-1058

Media Relations
BerlinRosen
media@playstudios.com

PLAYSTUDIOS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net revenue	$80,123	$70,451
Operating expenses:
Cost of revenue(1)	19,527	21,033
Selling and marketing	18,066	20,540
Research and development	17,755	16,981
General and administrative	11,901	9,691
Depreciation and amortization	11,033	8,394
Restructuring and related	4,048	8,655
Total operating costs and expenses	82,330	85,294
Loss from operations	(2,207)	(14,843)
Other (expense) income, net:
Change in fair value of warrant liabilities	(1,058)	(2,716)
Interest income (expense), net	895	(5)
Other income, net	60	187
Total other expense, net	(103)	(2,534)
Loss before income taxes	(2,310)	(17,377)
Income tax expense	(260)	(7,835)
Net loss	$(2,570)	$(25,212)

Net loss per share attributable to Class A and Class B common stockholders:
Basic	$(0.02)	$(0.20)
Diluted	$(0.02)	$(0.20)
Weighted average shares of common stock outstanding:
Basic	132,131	126,337
Diluted	132,131	126,337
(1)Amounts exclude depreciation and amortization.

PLAYSTUDIOS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except par value amounts)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$127,484	$134,000
Receivables	33,353	27,016
Prepaid expenses and other current assets	12,238	14,963
Total current assets	173,075	175,979
Property and equipment, net	17,345	17,532
Operating lease right-of-use assets	14,395	15,562
Intangibles assets and internal-use software, net	78,818	77,231
Goodwill	47,133	47,133
Deferred income taxes	16,208	13,969
Other long-term assets	4,658	4,603
Total non-current assets	178,557	176,030
Total assets	$351,632	$352,009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,412	4,425
Warrant liabilities	4,740	3,682
Operating lease liabilities, current	4,506	4,571
Accrued liabilities	22,941	21,473
Total current liabilities	35,599	34,151
Minimum guarantee liability	1,500	1,500
Operating lease liability, noncurrent	10,574	11,660
Other long-term liabilities	2,240	2,385
Total non-current liabilities	14,314	15,545
Total liabilities	$49,913	$49,696
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value (100,000 shares authorized, no shares issued and outstanding as of March 31, 2023 and December 31, 2022)	—	—
Class A common stock, $0.0001 par value (2,000,000 shares authorized, 118,867 and 116,756 shares issued, and 116,447 and 115,635 shares outstanding as of March 31, 2023 and December 31, 2022, respectively)	11	11
Class B common stock, $0.0001 par value (25,000 shares authorized, 16,457 and 16,457 shares issued and outstanding as of March 31, 2023 and December 31, 2022.	2	2
Additional paid-in capital	297,662	290,337
Retained earnings	14,186	16,756
Accumulated other comprehensive income	(94)	(151)
Treasury stock, at cost, 2,420 and 1,166 shares at March 31, 2023 and December 31, 2022, respectively	(10,048)	(4,642)
Total stockholders’ equity	301,719	302,313
Total liabilities and stockholders’ equity	$351,632	$352,009

PLAYSTUDIOS, INC.
RECONCILIATION OF NET LOSS TO AEBITDA
(Unaudited and in thousands, except percentages)
The following table sets forth the reconciliation of AEBITDA and AEBITDA margin, which we calculate as AEBITDA as a percentage of net revenue, to net loss and net loss margin, the most directly comparable GAAP measures.

	Three Months Ended March 31,
	2023	2022
Net loss	$(2,570)	$(25,212)
Depreciation & amortization	11,033	8,394
Income tax expense	260	7,835
Stock-based compensation expense	4,853	6,868
Change in fair value of warrant liability	1,058	2,716
Change in fair value of contingent considerations	(53)	—
Restructuring and related(1)	4,048	8,655
Other, net(2)	(864)	(182)
AEBITDA	17,765	9,074

GAAP revenue	80,123	70,451

Margin as a % of revenue
Net loss margin	(3.2)%	(35.8)%
AEBITDA margin	22.2%	12.9%

(1)Amounts reported during the three months ended March 31, 2023 relate to the internal reorganization including severance-related costs, and fees related to evaluating various merger and acquisition opportunities. Amounts reported during the three months ended March 31, 2022 consist of fees related to evaluating various merger and acquisition opportunities, severance-related costs, and a non-cash impairment charge related to the suspension of Kingdom Boss development.
(2)Amounts reported in “Other, net” include interest expense, interest income, gains/losses from equity investments, foreign currency gains/losses, and non-cash gains/losses on the disposal of assets.

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – KEY PERFORMANCE INDICATORS
(Unaudited and in thousands, except percentages and ARPDAU)

	Three Months Ended March 31,
	2023	2022	Change		% Change
Average DAU	3,565	1,555	2,010		129.3%
Average MAU	13,082	6,913	6,169		89.2%
Average DPU	28	31	(3)		(9.7)%
Average Daily Payer Conversion	0.8%	2.0%	(1.2)	pp	(60.0)%
ARPDAU (in dollars)	$0.24	$0.50	$(0.26)		(52.0)%
pp = percentage points

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – PLAYAWARDS PLATFORM METRICS
(Unaudited and in thousands, except available rewards)

	Three Months Ended March 31,
	2023	2022	Change	% Change
Available Rewards (in units)	534	521	13	2.5%
Purchases (in units)	440	592	(152)	(25.7%)
Retail Value of Purchases (in dollars)	$27,340	$33,704	$(6,364)	(18.9%)